UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Affymetrix, Inc.

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EMPLOYEE TOWN HALL SCRIPT

1/8/16

Good afternoon to everyone in attendance here in Santa Clara and thank you to those who are dialing in. By now, most of you have heard the exciting news that our Board of Directors has unanimously approved a definitive agreement for Affymetrix to be acquired by Thermo Fisher Scientific. If you have not had the chance to read the press release yet you can find it on our home page at affymetrix.com.

On Monday at 9AM here in Santa Clara, Marc Casper, President & CEO of Thermo Fisher, and Mark Stevenson, EVP and President of Thermo’s Life Science Solutions Group will join us to provide their perspectives on the acquisition. That session will be webcast so that all our Americas and EMEA employees can participate. In addition to this session, we also will have conference call for our APAC employees Sunday night. Our business will become part of Thermo Fisher’s Life Science Solutions Group, which represents about 25% of their $17 billion in total annual revenue. You will hear more about the Life Science Group, as well as the broader Thermo Fisher business on Monday.

This will be an ‘all-cash’ transaction that has an equity value of approximately $1.45 billion, or $14 a share. This price represents a 50% premium to the yesterday’s closing price of $9.34 and a 46% premium to our one-month average closing price. This valuation recognizes the hard work and commitment all of you have made to the successful execution of our three-phase strategic plan to return the company to growth and profitability. Together, we have built a company that has created best-in-class products that have fundamentally advanced life science research and brought powerful new technologies into the clinic. Your relentless focus on commercial, operational and financial excellence has made Affymetrix an iconic brand in our industry and has allowed us to achieve a level of engagement and collaboration with our customer’s that surpasses anything I’ve seen in my 30 plus years in the industry.

Over the last 4 years we have made tremendous progress in reinvigorating our business, as evidenced by our financial results, strengthened market position and deep collaborations with our customers and partners. This transaction is a testament to the continued innovation at Affymetrix, and to the performance of our more than 1,100 employees. The value that ‘we’ have created is what brought Thermo Fisher to us. It’s important to point out that the tremendous scale of Thermo Fisher will create significant new career opportunities for many of our employees and will allow us to build on the strategic, technical and commercial momentum that we have established these last several years.

So why does this acquisition make sense for Affymetrix? Well, first, at $14 a share, it creates significant value for our shareholders, and many of you are shareholders in the company. When evaluating any potential acquisition, our Board of Directors looks at key financial metrics including revenue and EBITDA multiples as well as the acquisition premium on the stock. The metrics for this transaction compare quite favorably to similar transactions in our industry and underscore why this transaction is clearly in the best interest of our shareholders. You’ll see more about this when we file our proxy statement with the SEC.

Second, as part of the largest and most diversified company in our industry, we’ll have access to the formidable resources and commercial muscle that are critical for our continued success. This will create unprecedented opportunities to broaden our product portfolio and achieve the economies-of-scale that are essential to remain competitive on a global scale. The team at Thermo Fisher shares our passion for the exciting opportunities we are pursuing in Translational and Clinical Medicine, Genetic Analysis and Single Cell Biology. We’ve done a great job of penetrating new geographies, but there is still huge untapped potential in emerging markets such as China and India, as well as many other parts of Asia Pacific. By leveraging Thermo’s commercial channel to expand our global reach and better serve customers around the world, we can significantly accelerate our growth in these key markets.

Third, our products are highly complementary to those offered by Thermo Fisher in the areas of genomic and cellular analysis. When you think about our leadership in cytogenetics, biomarker validation, human and Ag genotyping, and flow cytometry and single cell biology, you see a very good fit with Thermo. This acquisition is strategically aligned with two of our guiding principles: the first of which is that ‘multiomic’ analysis is crucial to understanding disease states and creating advanced therapeutics, and second that we can do an even better job of providing our customers with “the right tool for the job.”

I want to remind you that in any acquisition, the integration of two companies is a challenging and critical process. An integration team, led by representatives from both companies, will be established to oversee and facilitate the integration process to ensure it is smooth and seamless. We commit to you that we will have a high level of communication during this period and are confident that this combination will be an extremely positive development for our employees, our customers, and the growth of our business.

This acquisition still needs to be approved by our shareholders and is subject to customary closing conditions, including standard regulatory approvals. We expect this transaction to close in the second quarter. Until then, let me emphasize that Affymetrix remains an independent company both legally and operationally. With this in mind, it’s critically important that we stay focused on our long-standing core value of making and meeting commitments to our customers and to each other. This won’t always be easy during the integration process, but I am confident that we will continue to build on the momentum that we have established over the last several years.

Finally, let me again thank all of you here in SC and those on the phone for all your incredible contributions to Affymetrix. Many of you have been with Affy a very long time, whilst others have joined more recently, but all of you have worked very hard to build the highly respected brand name of Affymetrix. This is the finest group of people I have worked with in my career and I could not be more proud of what you have accomplished and the value you have created for our customers, shareholders and your fellow employees. While this transaction clearly represents a transition for all of you and the company, the tradition and programs you have created will continue and I am confident that with even greater resources and scale the company will achieve even greater heights and there will be significant career opportunities for many of you. Thank you again and we will see you on Monday morning.

Now I’d like to open the floor and phone for questions

END

Additional Information

In connection with the proposed merger, Affymetrix will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Affymetrix’s website at investor.Affymetrix.com or by contacting Affymetrix’s investor relations department via e-mail at investor@affymetrix.com.

Participants in the Solicitation

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’s stockholders with respect to the merger. Information about Affymetrix’s directors and executive officers and their ownership of Affymetrix’s common stock is set forth in the proxy statement for Affymetrix’s 2015 Annual Meeting of Stockholders and Affymetrix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’s directors and executive officers in the merger, which may be different than those of Affymetrix’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

Cautionary Statement Regarding Forward Looking Statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed Affymetrix transaction may not materialize as expected; the Affymetrix transaction not being timely completed, if completed at all; prior to the completion of the transaction, Affymetrix’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended September 26, 2015, each of which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings” and in other documents Thermo Fisher files with the SEC, and in Affymetrix’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is on file with the SEC and available in the “Investors” section of Affymetrix’s website, www.Affymetrix.com, under the heading “SEC Filings” and in other documents Affymetrix files with the SEC. While Thermo Fisher or Affymetrix may elect to update forward-looking statements at some point in the future, Thermo Fisher and Affymetrix specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Affymetrix’s views as of any date subsequent to today.